1 Imation Way Oakdale, MN 55128-3414 www.imation.com

Contact	Danny Zheng
Imation Corp.
Phone: 651-704-4311
Email: dzheng@imation.com

Imation Reports Fourth Quarter and Full Year 2015 Financial Results

Q4 operating income was positive; gross margins improved and SG&A declined

Oakdale, Minn. – March 8, 2016 – Imation Corp. (NYSE: IMN) today released financial results for the fourth quarter ended December 31, 2015.

Q4 Overview

Due to Imation’s announced exit of its legacy storage media business, for Q4 2015, Imation reported net revenue of $94.0 million, down 52.3 percent compared to Q4 2014. Operating income from continuing operations totaled $0.3 million during the quarter, including special charges of $5 million. The net loss was $9.9 million, or $0.27 loss per diluted share. This compares to an operating loss from continuing operations of $12.1 million, including special charges of $2.1 million, and a net loss of $14.4 million, or $0.35 per diluted share, in Q4 2014. Excluding a loan repayment, the Company’s cash balance was essentially unchanged from the end of the third quarter.

During Q4 2015, the company continued to wind down all declining legacy consumer storage and magnetic tape businesses as quickly as possible. Further, in October, Imation acquired Connected Data, Inc., an emerging enterprise-class private cloud sync and share company.

Imation’s Interim Chief Executive Officer Robert Fernander commented, “We are very pleased with our Q4 results. We have nearly completed the restructuring and wind down of our legacy business operations and have sold a number of non-core assets. Importantly, we have also integrated Connected Data into our Nexsan business and repositioned our ongoing storage business to maximize profitability and enterprise value with leading-edge technology.   Furthermore, we have made significant progress in developing strategies to use the Company’s excess cash; this involves considering acquisition and investment opportunities outside of Imation’s historical focus to diversify our business activities. At December 31, 2015, our net cash position stood at approximately $70 million.”

Detailed Q4 2015 Analysis

Due to the change of the management team and strategies, our reportable segments as of December 31, 2015 were Storage Media and Accessories (Including previous Consumer Storage and Accessories segment and the magnetic tape business), Nexsan and Ironkey. Ironkey business was sold in February, 2016. The following financial results are for continuing operations for the current and prior periods unless otherwise indicated. See Tables Five and Six for a description of non-GAAP financial measures.

Net revenue for Q4 2015 was $94.0 million, down 52.3 percent from Q4 2014. From a segment perspective, Storage Media and Accessories declined 57.6 percent due to planned wind down activities. Nexsan and Ironkey declined 14.1 percent and 14.0 percent, respectfully, as we rationalized our product portfolio and regional footprints to improve the profitability.

Gross margin for Q4 2015 was 26.5 percent, 6.4 percentage points higher than Q4 2014. Storage Media and Accessories gross margin was 20.5 percent, up from 17.3 percent in Q4 2014. Nexsan gross margin for Q4 2015 rose to 42.4 percent, up from 32.0 percent in Q4 2014, again due to product rationalization. Ironkey gross margin for Q4 2015 was 64.2 percent, compared to 64.7 percent in Q4 2014.

Selling, general and administrative expenses in Q4 2015 were $14.8 million, down $29.7 million, or 67 percent, compared with Q4 2014 expenses of $44.5 million. Imation exceeded the Q4 cost reduction targets set in the Company’s restructuring plan.

Research and development (R&D) expenses in Q4 2015 were $4.8 million versus $5.1 million in Q4 2014. The Company continued to invest in new product development in its Nexsan business and has terminated the R&D expenses associated with legacy storage media products.

Special charges were $5.0 million in Q4 2015 compared to special charges of $2.1 million in Q4 2014. Special charges in Q4 2015 were primarily related to European restructuring costs as Imation reached severance agreements with local employees.

Operating income from continuing operations was $0.3 million in Q4 2015 compared with an operating loss of $12.1 million in Q4 2014. Excluding the impact of special charges described above, adjusted operating income would have been $5.3 million in Q4 2015 compared with adjusted operating loss on the same basis of $10.0 million in Q4 2014 (see Tables Five and Six for non-GAAP measures).

Income tax expense was $8.6 million in Q4 2015 compared with $1.3 million in Q4 2014. The expense in Q4 2015 was chiefly related to a valuation allowance recorded for the deferred tax assets as a result of Imation’s wind down of its legacy businesses.

Loss per diluted share from continuing operations was $0.27 in Q4 2015 compared with a loss per diluted share of $0.35 in Q4 2014. Excluding the impact of special items, adjusted loss per diluted share would have been $0.13 in Q4 2015 compared with an adjusted loss per diluted share of $0.30 in Q4 2014 (see Tables Five and Six for non-GAAP measures).

Cash and cash equivalents balance was $70.4 million as of December 31, 2015, down $23.9 million during the quarter. Excluding the loan repayment, cash level was consistent with Q3 2015.

Full Year Summary

For the year ended December 31, 2015, Imation reported net revenue of $529.2 million, down 27.5 percent compared with net revenue of $729.5 million during the 2014 year. Operating loss from continuing operations for the year totaled $177.3 million, compared with an operating loss from continuing operations of $104.1 million during the previous year, and included special charges of $121.6 million, up from $ 53.6 million in special charges during the prior year period. Special charges during 2015 stemmed from the restructuring, goodwill impairments and other, intangible impairments. Diluted loss per share from continuing operations for the 12 months ended December 31, 2015 was $4.84 compared with $2.74 during the prior year period (See Tables Five and Six for non-GAAP measures).

Said Fernander, “This was a productive year, and our focus is now firmly on our growth areas, Nexsan and Connected Data. As we finish winding down our legacy businesses, we will continue to look at all options to build and create shareholder value.”

Webcast and Replay Information

You may access the live webcast online at: https://www.webcaster4.com/Webcast/Page/1401/13378

A digital recording of this teleconference will be available for replay at 11:59 a.m. Eastern Time on March 08, 2016 and will be accessible via the replay number listed below until Mar 15, 2016
For your convenience, you will also be able to access the recording online at: https://www.webcaster4.com/Webcast/Page/1401/13378

                     Digital Recording Replay Number is:
                             877-344-7529 (US Toll Free)
412-317-0088 (International Toll)
855-669-9658 (Canada Toll Free)
                             Replay Access Code:  10080937

All remarks made during the teleconference will be current at the time of the call and the replays will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss), adjusted earnings (loss) per diluted share, EBITDA and adjusted EBITDA) are provided as a supplement and should not be construed as an alternative to any GAAP measure of performance or liquidity (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance and will assist in understanding the impact of certain items on Imation’s actual results of operations when compared to prior periods. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

Risk and Uncertainties

Certain information contained in this press release, and in oral statements made from time to time by our representatives, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include information concerning strategic initiatives and potential acquisitions, the results of operations of our existing business lines and our ability to implement our restructuring plans, as well as other actions, strategies and expectations, and are identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Such statements are subject to a wide range of risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include various factors set forth from time to time in our filings with the Securities and Exchange Commission including the following: our ability to successfully implement our strategy for our existing business as well as other lines of business that we may pursue; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; our ability to successfully identify suitable acquisition targets to implement our new strategy and to compete for these opportunities with others who may have greater resources; our ability to conduct due diligence on businesses we acquire to ensure that we have identified and addressed key aspects of liability and risk; the impact of expending significant resources in considering acquisition targets or business opportunities that are not consummated; the possible need to raise additional debt or equity financing for acquisitions in addition to the use of our excess cash; the impact of additional material charges and expenses associated with our oversight of acquired or target businesses and the integration of acquired businesses into our systems for financial reporting; our ability to successfully integrate current and future acquired businesses into our existing operations and achieve the expected economic benefits; our ability to effectively increase the size of our organization, if needed, and manage our growth; our ability to meet future revenue growth, gross margin and earnings targets; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on fourth parties for new product introductions or technologies in order to introduce our own new products; our ability to successfully implement restructuring plans; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; the loss of a major customer, partner or reseller; changes in European law or practice related to the imposition or collectability of optical levies; the seasonality and volatility of the markets in which we operate; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; tax consequences associated with our acquisition, holding and disposition of target companies and assets; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against fourth party intellectual property or product liability claims; the outcome of any pending or future litigation and patent disputes; our ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facilities; our ability to retain and attract key employees to manage our existing businesses and the businesses we may acquire; increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; the effect of the announcement of our review of strategic alternatives; the effect of the transition of our Board of Directors; and the volatility of our stock price due to our results or market trends.

Imation, Nexsan, IronKey, Assureon, NST, LINK, Secure Data Movement Architecture, SDMA and Memorex are trademarks of DPI Inc. TDK Life on Record is used under a trademark license from TDK Corporation. All other trademarks are the property of their respective owners.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
Net revenue	$94.0	$197.0	$529.2	$729.5
Cost of goods sold	69.1	157.4	427.9	591.1
Gross profit	24.9	39.6	101.3	138.4

Operating expense:
Selling, general and administrative	14.8	44.5	137.8	174.7
Research and development	4.8	5.1	19.2	18.8
Goodwill impairment	-	-	36.1	35.4
Intangible impairment	-	-	37.6	-
Restructuring and other	5.0	2.1	47.9	13.6
Total	24.6	51.7	278.6	242.5

Operating loss from continuing operations	0.3	(12.1)	(177.3)	(104.1)

Other (income) expense:
Interest income	(0.1)	(0.2)	(0.4)	(0.5)
Interest expense	1.5	0.7	3.3	2.6
Other, net expense	0.2	0.5	1.3	3.1
Total	1.6	1.0	4.2	5.2

Loss from continuing operations before income taxes	(1.3)	(13.1)	(181.5)	(109.3)

Income tax provision	8.6	1.3	12.5	3.1

Loss from continuing operations	(9.9)	(14.4)	(194.0)	(112.4)

Discontinued operations:
Loss on sale of discontinued businesses, net of income taxes	-	-	-	(1.7)
Loss from discontinued businesses, net of income taxes	-	-	-	(0.6)
Loss from discontinued operations	-	-	-	(2.3)

Net loss	$(9.9)	$(14.4)	$(194.0)	$(114.7)

Loss per common share - basic:
Continuing operations	$(0.27)	$(0.35)	$(4.84)	$(2.74)
Discontinued operations	-	-	-	(0.06)
Net loss	(0.27)	(0.35)	(4.84)	(2.80)

Loss per common share - diluted:
Continuing operations	$(0.27)	$(0.35)	$(4.84)	$(2.74)
Discontinued operations	-	-	-	(0.06)
Net loss	(0.27)	(0.35)	(4.84)	(2.80)

Weighted average shares outstanding:
Basic	37.0	40.9	40.1	41.0
Diluted	37.0	40.9	40.1	41.0

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$70.4	$114.6
Accounts receivable, net	25.4	134.4
Inventories	10.5	57.7
Assets held for sale	20.6	1.2
Other current assets	24.8	31.5

Total current assets	151.7	339.4

Property, plant and equipment, net	4.6	45.0
Intangible assets, net	4.2	57.9
Goodwill	3.8	36.1
Other assets	4.1	20.8

Total assets	$168.4	$499.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$44.3	$95.5
Short-term debt	0.2	18.9
Other current liabilities	65.6	98.2

Total current liabilities	110.1	212.6

Other liabilities	33.9	45.8

Total liabilities	144.0	258.4
Commitments and contingencies
Shareholders' equity	24.4	240.8

Total liabilities and shareholders' equity	$168.4	$499.2

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended December 31,		Three months ended December 31,
	2015		2014		% Change
	Revenue	% Total	Revenue	% Total
Nexsan	$15.8	16.8%	$18.4	9.3%	-14.1%
IronKey	5.0	5.3%	5.8	2.9%	-13.8%
Total Storage and Security Solutions	20.8	22.1%	24.2	12.3%	-14.0%

Total Storage Media and Accessories	73.2	77.9%	172.8	87.7%	-57.6%
Total	$94.0	100.0%	$197.0	100.0%	-52.3%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Nexsan	$(5.0)	-31.6%	$(8.0)	-43.5%	-37.5%
IronKey	0.4	8.0%	(1.7)	-29.3%	-123.5%
Total Storage and Security Solutions	(4.6)	-22.1%	(9.7)	-40.1%	-52.6%

Total Storage Media and Accessories	11.1	15.2%	8.2	4.7%	35.4%
Corp/Unallocated (1)	(6.2)	NM	(10.6)	NM	-41.5%
Total operating loss from continuing operations	$0.3	0.3%	$(12.1)	-6.1%	-102.5%

	Gross Margin		Gross Margin

Nexsan	42.4%		32.0%
IronKey	64.2		64.7
Storage and Security Solutions	47.6		39.9
Storage Media and Accessories	20.5		17.3
Total	26.5%		20.1%

	Twelve months ended December 31,		Twelve months ended December 31,
	2015		2014		% Change
	Revenue	% Total	Revenue	% Total
Nexsan	$62.8	11.9%	$63.5	8.7%	-1.1%
IronKey	18.9	3.6%	20.6	2.8%	-8.3%
Total Storage and Security Solutions	81.7	15.4%	84.1	11.5%	-2.9%

Total Storage Media and Accessories	447.5	84.6%	645.4	88.5%	-30.7%
Total	$529.2	100.0%	$729.5	100.0%	-27.5%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Nexsan	$(25.4)	-40.4%	$(34.3)	-54.0%	-25.9%
IronKey	(6.9)	-36.5%	(10.4)	-50.5%	-33.7%
Total Storage and Security Solutions	(32.3)	-39.5%	(44.7)	-53.2%	-27.7%

Storage Media and Accessories	(2.2)	-0.5%	25.7	4.0%	-108.6%
Corp/Unallocated (1)	(142.8)	NM	(85.1)	NM	67.8%
Total operating loss from continuing operations	$(177.3)	-33.5%	$(104.1)	-14.3%	70.3%

	Gross Margin		Gross Margin

Nexsan	39.4%		32.1%
IronKey	61.6		52.3
Storage and Security Solutions	44.5		37.0
Storage Media and Accessories	14.5		17.3
Total	19.1%		19.0%

(1) Corporate and unallocated amounts may include litigation settlement expense, goodwill impairment, intangible impairments, corporate expense, inventory write-offs related to our restructuring programs and restructuring and other expenses which are not allocated to the segments. We believe the presentation of these items in Corporate and Unallocated avoids distorting the operating income for our segments.

Table Four

IMATION CORP.
ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
Cash and Cash Flow Information	2015	2014	2015	2014

Cash and cash equivalents - end of period	$70.4	$114.6	$70.4	$114.6
Capital spending	$0.2	$1.0	$3.0	$6.3
Depreciation	$0.6	$2.0	$7.0	$8.8
Amortization	$0.4	$3.3	$9.5	$12.9

Asset Utilization Information *
			December 31	December 31
			2015	2014

Days Sales Outstanding (DSO)			32	55
Days of Inventory Supply			132	44
Debt to Total Capital			0.8%	7.3%

Other Information

Approximate employee count as of December 31, 2015:				600
Approximate employee count as of December 31, 2014:				910
Book value per share as of December 31, 2015:				$0.61
Shares used to calculate book value per share (millions):				40.1
Imation did not repurchase shares of its stock in the fourth quarter of 2015.

These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2015			December 31, 2014
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$94.0	$-	$94.0	$197.0	$-	$197.0
Cost of goods sold	69.1	-	69.1	157.4	-	157.4
Adjusted gross profit	$24.9	$-	$24.9	$39.6	$-	$39.6

Adjusted gross margin	26.5%		26.5%	20.1%		20.1%

Adjusted operating income (loss) from continuing operations	$0.3	$5.0	$5.3	$(12.1)	$2.1	$(10.0)

Adjusted income tax provision	$8.6	$-	$8.6	$1.3	$-	$1.3

Adjusted loss from continuing operations	$(9.9)	$5.0	$(4.9)	$(14.4)	$2.1	$(12.3)

Adjusted loss per common share from continuing operations - diluted	$(0.27)		$(0.13)	$(0.35)		$(0.30)

Adjusted weighted average shares outstanding - diluted	37.0		37.0	40.9		40.9

	Twelve Months Ended			Twelve Months Ended
	December 31, 2015			December 31, 2014
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$529.2	$-	$529.2	$729.5	$-	$729.5
Cost of goods sold	427.9	-	427.9	591.1	(4.6)	586.5
Adjusted gross profit	$101.3	$-	$101.3	$138.4	$4.6	$143.0

Adjusted gross margin	19.1%		19.1%	19.0%		19.6%

Adjusted operating loss from continuing operations	$(177.3)	$121.6	$(55.7)	$(104.1)	$53.6	$(50.5)

Adjusted income tax (benefit) provision	$12.5	$-	$12.5	$3.1	$-	$3.1

Adjusted loss from continuing operations	$(194.0)	$121.6	$(72.4)	$(112.4)	$53.6	$(58.8)

Adjusted loss per common share from continuing operations - diluted	$(4.84)		$(1.81)	$(2.74)		$(1.43)

Adjusted weighted average shares outstanding - diluted	40.1		40.1	41.0		41.0

* See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating income (loss) / Adjusted operating income (loss)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
Operating loss	$0.3	$(12.1)	$(177.3)	$(104.1)
Restructuring and other:
Restructuring	5.0	1.0	47.9	13.6
Loss on settlement of UK pension plan	-	1.1	-	-
Goodwill impairment	-	-	36.1	35.4
Intangible impairment	-	-	37.6	-
Other	-	-	-	-
Inventory write-downs related to restructuring programs included in cost of goods sold	-	-	-	4.6
Total adjustments	5.0	2.1	121.6	53.6
Adjusted operating income (loss) - Non-GAAP	$5.3	$(10.0)	$(55.7)	$(50.5)

Effect on diluted EPS:
Loss from operations	$(0.27)	$(0.35)	$(4.84)	$(2.74)
Restructuring and other:
Restructuring	0.14	0.02	1.19	0.33
Loss on settlement of UK pension plan	-	0.03	-	-
Goodwill impairment	-	-	0.90	0.86
Intangible impairment	-	-	0.94	-
Other	-	-	-	-
Inventory write-downs related to restructuring programs included in cost of goods sold	-	-	-	0.11
Adjusted diluted EPS - Non-GAAP	$(0.13)	$(0.30)	$(1.81)	$(1.43)

EBITDA:
Operating loss from continuing operations	$0.3	$(12.1)	$(177.3)	$(104.1)
Depreciation	0.6	2.0	7.0	8.8
Amortization	0.4	3.3	9.5	12.9
EBITDA	$1.3	$(6.8)	$(160.8)	$(82.4)
Restructuring and other	5.0	2.1	121.6	49.0
Inventory write-downs related to restructuring programs included in cost of goods sold (1)	-	-	-	4.6
Total adjustments	5.0	2.1	121.6	53.6
Adjusted EBITDA	$6.3	$(4.7)	$(39.2)	$(28.8)

EBITDA is defined as operating income (loss) less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before restructuring and other and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income (loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

(1) Inventory and accounts receivable write-offs incurred during Q3 2015 have been absorbed by their respective business segment and are not shown as pro-forma adjustments.